Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
AGCO Corporation:
We consent to the incorporation by reference in the registration statements (No. 333-138964, No. 333-85404, No. 333-85400, No. 333-75591, and No. 33-91686) on Forms S-3 and S-8 of AGCO Corporation of our reports dated February 28, 2007 with respect to the consolidated balance sheets of AGCO Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of AGCO Corporation. Our report refers to changes in the methods of accounting for share-based payment and defined benefit pension and other postretirement plans and the method of quantifying errors in 2006.

/s/ KPMG LLP
Atlanta, Georgia
February 28, 2007